Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-155065, 333-163736, 333-173865 and 333-177095) and on Form S-3 (No. 333-186488) of Energy XXI Ltd (formerly Energy XXI (Bermuda) Limited) of our report dated August 25, 2014, except for the effects of the restatement disclosed in Note 22 to the consolidated financial statements in Form 10-K for the year ended June 30, 2015, as to which the date is September 29, 2015, with respect to the consolidated financial statements and schedule of Energy XXI Ltd and subsidiaries for the year ended June 30, 2014, which appears in this Form 10-K for the year ended June 30, 2016.

/s/ UHY LLP
Farmington Hills, Michigan
September 27, 2016